                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                              (Amendment No.  1   )

                                   ONDISPLAY INC.
                    ---------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                    ---------------------------------------
                         (Title of Class of Securities)

                                    68232L100
                               ------------------
                                 (CUSIP Number)

                                December 31, 1999
     -------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[    ]     Rule 13d-1(b)

	[  X ]     Rule 13d-1(c)

	[    ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following pages(s))
                                        SCHEDULE 13G/A
CUSIP NO. 68232L100
--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO INVESTMENT ADVISORS INC., a California corporation, AMERINDO INVESTMENT ADVISORS, INC., a Panama corporation, the AMERINDO INVESTMENT ADVISORS INC. EMPLOYEE SAVINGS PLAN, the AMERINDO ADVISORS (UK) LIMITED RETIREMENT BENEFITS SCHEME, ALBERTO W. VILAR, GARY A. TANAKA, JAMES P.F. STABLEFORD and RENATA LE PORT who disaffirm the existence of any group and who are sometimes collectively referred to as the "Reporting Persons."

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------
--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     See Item 4 of separate cover pages for Reporting Persons

--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   2,500 shares in the aggregate for all Reporting Persons and
Person with         as to all but a portion of which beneficial ownership is
                    disclaimed

                    (6)  Shared Voting Power

                    1,662,463 shares in the aggregate for all Reporting Persons and as to all but up to 2,500 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power

                    2,500 shares in the aggregate for all Reporting Persons and as to all but a portion of which beneficial ownership is disclaimed

                    (8)  Shared Dispositive Power

                    1,662,463 shares in the aggregate for all Reporting Persons and as to all but up to 2,500 of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     1,664,963 shares in the aggregate for all Reporting Persons and as to all but up to 5,000 of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    8.67%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                        IA, EP, IN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   68232L100

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO INVESTMENT ADVISORS INC.

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power		None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    397,500 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    397,500 shares, as to all of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     397,500 shares, as to all but a portion of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    2.07%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IA
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   68232L100

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO INVESTMENT ADVISORS, INC.

--------------------------------------------------------------------------------
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     Panama
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    1,262,463 shares, as to all of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    1,262,463 shares, as to all of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     1,262,463 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   6.58%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                               IA
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   68232L100

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO INVESTMENT ADVISORS INC. EMPLOYEE SAVINGS PLAN

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     New York
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   2,500 shares, as to all of which beneficial ownership is
Person with         disclaimed

                    (6)  Shared Voting Power                         None

                    (7)  Sole Dispositive Power

                    2,500 shares, as to all of which beneficial ownership is disclaimed

                    (8)  Shared Dispositive Power                    None

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,500 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                               EP
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   68232L100

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     AMERINDO ADVISORS (UK) LIMITED RETIREMENT BENEFITS SCHEME

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power

		        2,500 shares, as to all of which beneficial ownership is
	             disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

	             2,500 shares, as to all of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,500 shares, as to all of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                   0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                               EP
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   68232L100

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     ALBERTO W. VILAR

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power
Beneficially Owned
by Each Reporting   2,500 shares, as to only a portion of which beneficial
Person with         ownership is affirmed

                     (6)  Shared Voting Power

                    1,662,463 shares, as to all but up to 2,500 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power

	     2,500 shares, as to only a portion of which beneficial
                   ownership is affirmed

                    (8)  Shared Dispositive Power

                    1,662,463 shares, as to all but up to 2,500 of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     1,664,963 shares, as to all but a portion of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    8.67%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   68232L100

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     GARY A. TANAKA

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    1,662,463 shares, as to all but up to 2,500 of which beneficial ownership is disclaimed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    1,662,463 shares, as to all but up to 2,500 of which beneficial ownership is disclaimed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     1,662,463 shares, as to all but a portion of which beneficial ownership is disclaimed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    8.66%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   68232L100

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     JAMES P.F. STABLEFORD

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
-------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    2,500 shares, as to all of which beneficial ownership is affirmed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    2,500 shares, as to all of which beneficial ownership is affirmed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,500 shares, as to all of which beneficial ownership is affirmed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

                                  SCHEDULE 13G/A

CUSIP NO.   68232L100

--------------------------------------------------------------------------------

1)   Name of Reporting Person
     I.R.S. Identification Nos. of above persons (entities only)

     RENATA LE PORT

--------------------------------------------------------------------------------

2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ----------------------------
     (See Instructions)                           (b)
                                                  ----------------------------

--------------------------------------------------------------------------------

3)   SEC Use Only

--------------------------------------------------------------------------------

4)   Citizenship or Place of Organization

     United Kingdom
-------------------------------------------------------------------------------

Number of Shares    (5)  Sole Voting Power                           None
Beneficially Owned
by Each Reporting   (6)  Shared Voting Power
Person with
                    2,500 shares, as to all of which beneficial ownership is affirmed

                    (7)  Sole Dispositive Power                      None

                    (8)  Shared Dispositive Power

                    2,500 shares, as to all of which beneficial ownership is affirmed

-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person

     2,500 shares, as to all of which beneficial ownership is affirmed

--------------------------------------------------------------------------------

10)  Check if the Aggregate Amount                                          [X]
     in Row 9 Excludes Certain
     Shares (See Instructions)

--------------------------------------------------------------------------------

11)  Percent of Class Represented
     by Amount in Row 9                                                    0.01%

--------------------------------------------------------------------------------

12)  Type of Reporting Person                                                IN
     (See Instructions)

--------------------------------------------------------------------------------

Item 1.
------

     (a) The name of issuer as to whose securities this statement relates is OnDisplay Inc. (the "Issuer").

     (b) The address of Issuer's principal place of business is 12667 Alcosta Boulevard, Suite 300, San Ramon, CA 94583.


Item 2.
-------

     (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 ("Amerindo"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama"), the Amerindo Investment Advisors Inc. Employee Savings Plan, whose address is 399 Park Avenue, 22nd Floor, New York, NY 10022 (the "Plan"), the Amerindo Advisors (UK) Limited Retirement Benefits Scheme, whose address is 43 Grosvenor Street, London WIX
9PG England (the "Retirement Benefits Scheme"), Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford, and Renata Le Port (sometimes hereinafter collectively referred to as the "Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo and Amerindo Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or, in the case of securities held, by the Plan and the Retirement Benefits Scheme) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting change or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor Entities. Chase Bank of Texas National Association is sole trustee of the Plan, and Messrs. Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and Ms. Renata Le Port are joint trustees of the Retirement Benefits Scheme (which are qualified employee benefit plans). Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients, and because the trustee of the Plan and the trustees of the Retirement Benefits Scheme are required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of OnDisplay Inc., Cusip Number 68232L100.

Item 3.  If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
------   (c) check whether the person filing is a:

     (a-i) Inapplicable.

     (j) This statement is being filed jointly by the Reporting Persons, although each of them expressly disaffirms membership in any group under Rule 13d-5 under the Exchange Act.

Item 4.  Ownership.
------   ---------

     (a-c) The following table sets forth for each of the Advisor Entities and for the Plan the aggregate number of shares of the Common Stock of the Issuer beneficially owned by such person as of December 31, 1999, and the percentage which such shares constitute of the total number of shares outstanding, as reflected on the Issuer's Form 424B4 dated December 17, 1999 (with beneficial ownership determined as set forth in Rule 13d-3 under theExchange Act, but with beneficial ownership being expressly disclaimed). Messrs. Vilar and Tanaka, as the sole shareholders and directors of the Advisor Entities, share with each other investment and dispositive power as to all of the shares shown as owned by the Advisor Entities, who otherwise have sole investment and dispositive power with respect thereto, except that each client of the Advisor Entities has the unilateral right to terminate the advisory agreement with the Advisor Entity in question on notice which typically need not exceed 30 days. Chase Bank of Texas National Association is sole trustee of the Plan, and Messrs. Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and Ms. Renata Le Port are joint trustees of the Retirement Benefits Scheme.


Name                         No. of Shares                   Percent of Class
----                         -------------                   ----------------

Amerindo                         397,500                            2.07%

Amerindo Panama                1,262,463                            6.58%

Plan                               2,500                            0.01%

Retirement Benefits
  Scheme                           2,500                            0.01%

Alberto W. Vilar               1,664,963                            8.67%

Gary A. Tanaka                 1,662,463                            8.66%

James P.F. Stableford              2,500                            0.01%

Renata Le Port                     2,500                            0.01%

Item 5.  Ownership of Five Percent or Less of a Class.
------   --------------------------------------------

         Inapplicable.


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
------   ---------------------------------------------------------------

         The subject shares are all owned by clients of the Advisor Entities or by the Plan and the Retirement Benefits Scheme. No such person's interest in the securities included in this report exceeds 5% of the class outstanding.

Item 7.  Identification and Classification of the Subsidiary Which
------   ---------------------------------------------------------
         Acquired the Security Being Reported on By the Parent Holding
         -------------------------------------------------------------
         Company.
         -------

         Inapplicable.


Item 8.  Identification and Classification of Members of the Group.
------   ---------------------------------------------------------

    (a-c) This statement is being filed by Amerindo Investment Advisors Inc., a California corporation whose principal executive offices are located at One Embarcadero Center, Suite 2300, San Francisco, California, 94111 ("Amerindo"), Amerindo Investment Advisors, Inc., a Panama corporation, whose principal executive offices are located at Edificio Sucre, Calle 48 Este, Bella Vista, Apartado 6277, Panama 5, Panama ("Amerindo Panama"), the Amerindo Investment Advisors Inc. Employee Savings Plan, whose address is 399 Park Avenue, 22nd Floor, New York, NY 10022 (the "Plan"), the Amerindo Advisors (UK) Limited Retirement Benefits Scheme, whose address is 43 Upper Grosvenor Street, London WIX 9PG England (the "Retirement Benefits Scheme"), Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford, and Renata Le Port (sometimes hereinafter collectively referred to as the "Reporting Persons"). Although this statement is being made jointly by the Reporting Persons, each of them expressly disaffirms membership in any group under Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise. Amerindo and Amerindo Panama are sometimes hereinafter collectively referred to as the "Advisor Entities."

           Each of the Advisor Entities is an investment advisor, and all of the subject securities have been purchased by the Advisor Entities (or in the case of securities held, by the Plan and the Retirement Benefits Scheme) in the ordinary course of their respective businesses as investment advisors and not with the purpose of effecting change or influencing the control of the issuer or in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act. Amerindo is registered as an investment advisor under the Investment Advisors Act of 1940, as amended. Messrs. Vilar and Tanaka are the sole shareholders and directors of each of the Advisor Entities. Chase Bank of Texas National Association is sole trustee of the Plan, and Messrs. Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and Ms. Renata Le Port are joint trustees of the Retirement Benefits Scheme (which are qualified employee benefit plans). Because each of the Advisor Entities is obligated to act in the best interests of its respective clients and in accordance with the respective mandates of those clients to act in the best interest of the beneficiaries thereof, and because the trustee of the Plan and the trustees of the Retirement Benefits Scheme are required to act in the best interest of the beneficiaries thereof, there is no agreement between or among any of the Reporting Persons to act together with respect to the issuer or its securities, except that they may, from time to time and provided that transactions are otherwise being effected at the same time, aggregate orders for client accounts in order to receive more favorable trading terms.

     (d-e) This statement is being filed as to the Common Stock of OnDisplay Inc., Cusip Number 68232L100.


Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Inapplicable.

Item 10.  Certification.
-------   -------------

     By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURES

          After reasonable inquiry and to the best of the knowledge and belief of the undersigned, we certify that the information set forth in this statement is true, complete and correct.

                                         AMERINDO INVESTMENT ADVISORS INC.,
                                         a California corporation


                                         By: /s/ Alberto W. Vilar
                                             ------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                         AMERINDO INVESTMENT ADVISORS, INC.,
                                         a Panama corporation


                                         By: /s/ Alberto W. Vilar
                                             ------------------------------
                                             ALBERTO W. VILAR, DIRECTOR


                                         AMERINDO INVESTMENT ADVISORS INC.
                                         EMPLOYEE SAVINGS PLAN

                                         By: /s/ Alberto W. Vilar
                                             ------------------------------
                                             ALBERTO W. VILAR, PRESIDENT

                                         AMERINDO ADVISORS (UK) LIMITED
                                         RETIREMENT BENEFITS SCHEME

                                         By: /s/ Alberto W. Vilar
                                             ------------------------------
                                             ALBERTO W. VILAR, TRUSTEE

                                         By: /s/ Gary A. Tanaka
                                             ------------------------------
                                             GARY A. TANAKA, TRUSTEE

                                         By: /s/ James P.F. Stableford
                                             ------------------------------
                                             JAMES P.F. STABLEFORD, TRUSTEE

                                         By: /s/ Renata Le Port
                                             ------------------------------
                                             RENATA LE PORT, TRUSTEE


                                         By: /s/ Alberto W. Vilar
                                            ------------------------------
                                            ALBERTO W. VILAR

                                            /s/ Gary A. Tanaka
                                            ------------------------------
                                            GARY A. TANAKA

                                     EXHIBIT A

                                    ONDISPLAY INC.

                                    COMMON STOCK

                                    68232L100


We hereby agree that the within Statement on Schedule 13G/A regarding our beneficial ownership of Common Stock is filed on behalf of each of us.


                                        AMERINDO INVESTMENT ADVISORS INC.,
                                        a California corporation

                                        By:  /s/ Alberto W. Vilar
                                            -------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                        AMERINDO INVESTMENT ADVISORS, INC.,
                                        a Panama corporation

                                        By:  /s/ Alberto W. Vilar
                                            -------------------------------
                                             ALBERTO W. VILAR, DIRECTOR


                                        AMERINDO INVESTMENT ADVISORS INC.
                                        EMPLOYEE SAVINGS PLAN

                                        By: /s/ Alberto W. Vilar
                                            -------------------------------
                                            ALBERTO W. VILAR, PRESIDENT

                                        AMERINDO ADVISORS (UK) LIMITED
                                        RETIREMENT BENEFITS SCHEME

                                        By: /s/ Alberto W. Vilar
                                            -------------------------------
                                            ALBERTO W. VILAR, TRUSTEE

                                        By: /s/ Gary A. Tanaka
                                            -------------------------------
                                            GARY A. TANAKA, TRUSTEE

                                        By: /s/ James P.F. Stableford
                                            -------------------------------
                                            JAMES P.F. STABLEFORD, TRUSTEE

                                        By: /s/ Renata Le Port
                                            -------------------------------
                                            RENATA LE PORT, TRUSTEE


                                        By: /s/ Alberto W. Vilar
                                            -------------------------------
                                            ALBERTO W. VILAR

                                            /s/ Gary A. Tanaka
                                            -------------------------------
                                            GARY A. TANAKA

                                     EXHIBIT B

                                    ONDISPLAY INC.

                                    COMMON STOCK

                                    68232L100


Although we hereby disaffirm the existence of a group as set forth under Rule 13d-5 under the Securities Exchange Act of 1934, as amended, this statement is being made on behalf of Amerindo Investment Advisors Inc., Amerindo Investment Advisors, Inc., the Amerindo Investment Advisors Inc. Employee Savings Plan, the Amerindo Advisors (UK) Limited Retirement Benefits
Scheme, Alberto W. Vilar, Gary A. Tanaka, James P.F. Stableford and
Renata Le Port.


                                        AMERINDO INVESTMENT ADVISORS INC.,
                                        a California corporation

                                        By:  /s/ Alberto W. Vilar
                                            -------------------------------
                                             ALBERTO W. VILAR, PRESIDENT


                                        AMERINDO INVESTMENT ADVISORS, INC.,
                                        a Panama corporation

                                        By:  /s/ Alberto W. Vilar
                                            -------------------------------
                                             ALBERTO W. VILAR, DIRECTOR


                                        AMERINDO INVESTMENT ADVISORS INC.
                                        EMPLOYEE SAVINGS PLAN

                                        By: /s/ Alberto W. Vilar
                                            -------------------------------
                                            ALBERTO W. VILAR, PRESIDENT

                                        AMERINDO ADVISORS (UK) LIMITED
                                        RETIREMENT BENEFITS SCHEME

                                        By: /s/ Alberto W. Vilar
                                            -------------------------------
                                            ALBERTO W. VILAR, TRUSTEE

                                        By: /s/ Gary A. Tanaka
                                            -------------------------------
                                            GARY A. TANAKA, TRUSTEE

                                        By: /s/ James P.F. Stableford
                                            -------------------------------
                                            JAMES P.F. STABLEFORD, TRUSTEE

                                        By: /s/ Renata Le Port
                                            -------------------------------
                                            RENATA LE PORT, TRUSTEE


                                        By: /s/ Alberto W. Vilar
                                            -------------------------------
                                            ALBERTO W. VILAR

                                            /s/ Gary A. Tanaka
                                            -------------------------------
                                            GARY A. TANAKA